EXHIBIT (a)(4)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                U.S. INTEC, INC.
                                       BY
                            USI ACQUISITION COMPANY,
                          A WHOLLY OWNED SUBSIDIARY OF
                               G-I HOLDINGS INC.

                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
              AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY,
                OCTOBER 19, 1995, UNLESS THE OFFER IS EXTENDED.

                                                              September 21, 1995

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    In connection with the offer to purchase by USI Acquisition Company, a Texas corporation ("Purchaser") and a wholly owned subsidiary of G-I Holdings Inc., a Delaware corporation ("Parent"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 21, 1995 (the "Offer to Purchase") and in the related Letters of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") all outstanding shares of common stock, $.02 par value (the "Shares"), of U.S. Intec, Inc., a Texas corporation (the "Company"), at a price of $9.05 per Share, net to the seller in cash, without interest thereon, please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is subject to terms contained in the Offer to Purchase. See Section l of the Offer to Purchase.

    The Board of Directors of the Company has unanimously approved the Merger Agreement and the Offer, has determined that the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders and recommends that the Company's shareholders accept the Offer.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1. The Offer to Purchase dated September 21, 1995.

        2. The Letter of Transmittal to tender Shares for your use and for the information of your clients.

        3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to The Bank of New York (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

        4. A printed form of the letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        6. A return envelope addressed to the Depositary.

        7. A letter to shareholders of the Company from Danny J. Adair, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to shareholders of the Company.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 19, 1995 UNLESS THE OFFER IS EXTENDED.

    In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary, and either Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          USI ACQUISITION COMPANY
                                          1361 Alps Road
                                          Wayne, New Jersey 07470
                                          G-I HOLDINGS INC.
                                          818 Washington Street
                                          Wilmington, Delaware 19801

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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